Exhibit 5.2

28 October 2014

PRIVATE AND CONFIDENTIAL

To:

Ingersoll-Rand public limited company (“IR Ireland”) incorporated in Ireland under registered number 469272

170/175 Lakeview Dr.

Airside Business Park

Swords, Co. Dublin

Ireland

Ladies and Gentlemen:

1.	Basis of Opinion

1.1	We act as solicitors in Ireland for IR Ireland. We have been requested to furnish this Opinion in connection with the entry into of the Transaction Documents by IR Ireland in its capacity as Guarantor of the Notes (the “Transaction”) to be issued and sold by Ingersoll-Rand Luxembourg Finance S.A. (the “Issuer”). This Opinion is solely for the benefit of the addressees of this Opinion (the “Addressees”) and may not be relied upon, used, transmitted, referred to, quoted from, circulated, copied, filed with any governmental agency or authority, disseminated or disclosed by or to any other person or entity for any purposes without our prior written consent, provided that it may be disclosed to regulatory authorities to whom disclosure may be required by applicable laws or regulations and to an Addressee’s legal advisers on the basis that it is for information only, such persons may not rely upon this Opinion, we have no responsibility to such persons in connection with this Opinion and such persons are bound by restrictions as to disclosure and reliance set out in this Opinion. Notwithstanding the foregoing this Opinion may be filed by IR Ireland or its advisors with the U.S. Securities and Exchange Commission in connection with the Registration Statement (as defined herein) relating to the Notes or any filing on Form 8-K and/or any filing relating to the Notes (provided that only IR Ireland may rely on this Opinion).

1.2	This Opinion is given on the basis that our client is IR Ireland. For the purposes of giving this Opinion we have taken instructions solely from IR Ireland (and its US counsel, Simpson, Thatcher & Bartlett LLP).

1.3	This Opinion is confined to and given in all respects on the basis of the laws of Ireland in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigations of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. In particular, we express no opinion on the laws of the European Union as they affect any jurisdiction other than Ireland. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Transaction Documents or the Transaction.

1.4	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter; and

(b)	the Transaction Documents (and no other documents whatsoever) and the Searches,

and is subject to the assumptions and qualifications set out below.

1.5	In giving this Opinion, we have relied upon the Secretary’s Certificate and the Searches and we give this Opinion expressly on the terms that no further investigation or diligence in respect of any matter referred to in the Secretary’s Certificate or the Searches is required of us.

1.6	No opinion is expressed as to the taxation consequences of the Transaction Documents or the Transaction. The opinions given in paragraph 2.12 are confined to and given in all respects on the basis of the laws of Ireland relating to tax in force as at the date hereof as currently applied by the courts of Ireland and on the basis of our understanding of the current practice of the Revenue Commissioners on the date hereof.

1.7	For the purpose of giving this Opinion, we have examined copies sent, by email in pdf or other electronic format, to us of the Transaction Documents.

1.8	All words and phrases defined in the Transaction Documents and not defined herein shall have the same meanings herein as are respectively assigned to them in the Transaction Documents. References in this Opinion to the:

(a)	“1963 Act” means the Companies Act 1963 as amended and references to the “1990 Act” means the Companies Act 1990 as amended;

(b)	“Authorised Signatory” means each of:

(i)	the Chief Executive Officer;

(ii)	the President;

(iii)	the Chief Financial Officer;

(iv)	the Treasurer;

(v)	the Assistant Treasurer;

(vi)	any Vice President; or

(vii)	the Secretary,

in each case of IR Ireland;

(c)	“Base Indenture” means the indenture relating to the Notes dated 28 October 2014 between the Issuer, IR Ireland and the other Guarantors and the Trustee;

(d)	“Base Prospectus” means the Issuer’s and the Guarantor’s prospectus dated October 23, 2014 forming a part of the Registration Statement at the time it became effective.

(e)	“Board Resolutions” means the resolutions of the directors of IR Ireland approving the Transaction, copies of which are attached to the Secretary’s Certificate;

(f)	“Companies Acts” means the Companies Acts 1963 to 2005, Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, the Companies (Amendment) Act 2009, the Companies (Miscellaneous Provisions) Act 2009 and the Companies (Amendment) Act 2012, the Companies (Miscellaneous Provisions) Act 2013, all statutory instruments which are to be read as one with, or construed or read together with or as one with, those acts and every statutory modification and re-enactment thereof for the time being in force;

(g)	“CRO” means the Irish Companies Registration Office;

(h)	“Guarantees” means guarantees of the Notes as provided under section 206 of the Indenture;

(i)	“Indenture” means the Base Indenture as supplemented by the Supplemental Indentures;

(j)	“Ireland” means Ireland exclusive of Northern Ireland and “Irish” shall be construed accordingly;

(k)	“2020 Notes”, “2024 Notes” and “2044 Notes” (which are collectively referred to herein as the “Notes”) each have the respective meanings given to them in the Underwriting Agreement;

(l)	“Preliminary Prospectus Supplement” means the Preliminary Prospectus Supplement relating to the Notes dated 23 October 2014;

(m)	“Pricing Disclosure Package” means, collectively, the Preliminary Prospectus Supplement and the Term Sheet;

(n)	“Prospectus” means the Base Prospectus as supplemented by the Prospectus Supplement;

(o)	“Prospectus Supplement” means the prospectus supplement dated 23 October 2014 with respect to the offering of the Notes and the Guarantees;

(p)	“Registration Statement” means the Issuer’s and the Guarantors’ registration statement on Form S-3 (File No. 333-199562) filed with the U.S. Securities and Exchange Commission on 23 October 2014;

(q)	“Revenue Commissioners” means the Irish Revenue Commissioners;

(r)	“Searches” means the searches listed in paragraph 1.9;

(s)	“Secretary’s Certificate” means a certificate of the Secretary of IR Ireland, dated the date hereof, attaching in respect of IR Ireland:

(i)	its certificate of incorporation;

(ii)	its memorandum and articles of association;

(iii)	its certificate of a public company entitled to commence business; and

(iv)	the Board Resolutions.

(t)	“Supplemental Indentures” means, collectively:

(i)	an indenture dated 28 October 2014 between the parties to the Base Indenture and which is supplemental to the Base Indenture and which relates to the 2020 Notes;

(ii)	an indenture dated 28 October 2014 between the parties to the Base Indenture and which is supplemental to the Base Indenture and which relates to the 2024 Notes; and

(iii)	an indenture dated 28 October 2014 between the parties to the Base Indenture and which is supplemental to the Base Indenture and which relates to the 2044 Notes;

(u)	“Term Sheet” means the pricing term sheet to the Preliminary Prospectus Supplement dated 23 October 2014;

(v)	“Transaction Documents” means the Indenture, the Underwriting Agreement, the Notes and the Guarantees;

(w)	“Trustee” means the Bank of New York Mellon as trustee of the Notes.

(x)	“Underwriting Agreement” means the Underwriting Agreement dated 23 October 2014 between the Issuer, IR Ireland, Ingersoll-Rand Company, Ingersoll-Rand Company Limited, Ingersoll-Rand International Holding Limited, Ingersoll-Rand Global Holding Company Limited and (on behalf of themselves and each of the Underwriters named therein), Goldman, Sachs & Co., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated; and

(y)	“UA Signing Date” means 23 October 2014.

1.9	For the purpose of giving this Opinion, we have caused to be made the following legal searches against IR Ireland on the date of this Opinion:

(a)	on the file of IR Ireland maintained by the Registrar of Companies in the CRO for mortgages, debentures or similar charges or notices thereof and for the appointment of any examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search;

(c)	in the Central Office of the High Court of Dublin for any proceedings filed by or against IR Ireland in the five years prior to the date of the Searches and for any petitions filed in respect of IR Ireland; and

(d)	on the register of persons disqualified or restricted from acting as directors of companies incorporated in Ireland, which is maintained by the Registrar of Companies in the CRO, against the names of the current directors of IR Ireland as identified in the search results referred to at sub-paragraph (a) above.

1.10	This Opinion is governed by and is to be construed in accordance with the laws of Ireland (as interpreted by the courts of Ireland at the date hereof and anyone seeking to rely on this Opinion agrees for our benefit that the courts of Ireland shall have exclusive jurisdiction to settle any dispute arising out of, or in connection with this Opinion). This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law, change in interpretation of law or change in the practice of the Revenue Commissioners which may occur after the date of this Opinion.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion, we are of the opinion that:

2.1	Corporate status

IR Ireland has been duly incorporated and is validly existing as a public limited company under the laws of Ireland.

2.2	Corporate capacity

IR Ireland has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under Transaction Documents to which it is a party and to take all action as may be necessary to complete the transactions contemplated thereby.

2.3	Corporate authorisation

The execution, delivery and performance by IR Ireland of the Transaction Documents and the Guarantees, as applicable, and the consummation of the transactions contemplated thereby:

(a)	have been duly authorised by all necessary corporate action on the part of IR Ireland; and

(b)	do not and will not violate, conflict with or constitute a default under (i) any law, order, rule, decree, statute or regulation of Ireland or any political subdivision thereof; or (ii) the Memorandum and Articles of Association of IR Ireland.

2.4	Due execution

The Transaction Documents to which IR Ireland is a party have been duly executed by IR Ireland.

2.5	Authorisations and approvals

All necessary action required to be taken by IR Ireland pursuant to the laws of Ireland has been taken by or on behalf of IR Ireland and all the necessary authorisations and approvals of governmental authorities in Ireland have been duly obtained, for the issue of the Guarantees by IR Ireland.

2.6	Guarantees

Assuming they have been delivered and authenticated pursuant to and in accordance with the terms of the Transaction Documents (which is a matter of fact/matter of law other than Irish law), the Guarantees will, as a matter of Irish law, be validly issued by IR Ireland.

3.	Assumptions

For the purpose of giving this Opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Authenticity and bona fides

3.1	The truth, completeness, accuracy and authenticity of all copy letters, resolutions, certificates, permissions, minutes, authorisations and all other documents of any kind submitted to us as originals or copies of originals, and (in the case of copies) conformity to the originals of copy documents, the genuineness of all signatures, stamps and seals thereon, that any signatures are the signatures of the persons who they purport to be and that each original was executed in the manner appearing on the copy.

3.2	That the Transaction Documents have been executed in a form and content having no material difference to the final drafts provided to us and have been delivered by the parties thereto and are not subject to any escrow arrangements.

3.3	That the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held and all formalities were duly observed, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout, that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect.

3.4	That each director of IR Ireland has disclosed any interest which he may have in the Transaction in accordance with the provisions of the Companies Acts and the Articles of Association of IR Ireland and none of the directors of IR Ireland has any interest in the Transaction except to the extent permitted by the Articles of Association of IR Ireland.

3.5	The absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the parties to the Transaction Documents and their respective officers, employees, agents and (with the exception of Arthur Cox) advisers.

Accuracy of Searches and the Secretary’s Certificate

3.6	that, based only on the searches referred to in paragraph 1.9(d), no person who has been appointed or acts in any way, whether directly or indirectly as a director or secretary of, or who has been concerned in or taken part in the promotion of, IR Ireland has been the subject of a declaration under Section 150 of the Companies Act, 1990 as amended by Section 41 of the Company Law Enforcement Act, 2001 (Disqualification and Restriction: Directors and other Officers);

3.7	The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. In this connection, it should be noted that (a) the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for, (b) the position reflected by the Searches may not be fully up-to-date and (c) searches at the CRO do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, IR Ireland or its assets.

3.8	The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Secretary’s Certificate at the time they were made and at all times thereafter.

Commercial Benefit

3.9	That the Transaction Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit.

Consumer Law

3.10	That no party to the Transaction Documents is a “consumer” for the purposes of Irish law or a “personal consumer” for the purposes of the Central Bank of Ireland’s Consumer Protection Code 2012.

No other information and compliance

3.11	That the Transaction Documents are all the documents relating to the subject matter of the Transaction and that there are no agreements or arrangements of any sort in existence between the parties to the Transaction Documents and/or any other party which in any way amend or vary or are inconsistent with the terms of the Transaction Documents or in any way bear upon or are inconsistent with the opinions stated herein.

Authority, Capacity, Execution and Enforceability

3.12	That the parties to the Transaction Documents (other than IR Ireland to the extent opined on herein) are (and were on the UA Signing Date) duly incorporated and validly in existence and that they and their respective signatories have (and had on the UA Signing Date) the appropriate capacity, power and authority to execute the Transaction Documents to which they are a party, to exercise and perform their respective rights and obligations thereunder and to render those Transaction Documents and all obligations thereunder legal, valid, binding and enforceable on them, and that each party to the Transaction Documents (other than IR Ireland to the extent opined on herein) has taken all necessary corporate action and other steps to execute, deliver, exercise and perform the Transaction Documents to which it is a party and the rights and obligations set out therein.

3.13	That the execution, delivery and performance of the Transaction Documents:

(a)	did not, does not and will not contravene the laws of any jurisdiction outside Ireland;

(b)	did not, does not and will not result in any breach of any agreement, instrument or obligation to which IR Ireland is a party; and

(c)	was not, is not and will not be illegal or unenforceable by virtue of the laws of any jurisdiction outside Ireland.

3.14	That IR Ireland was not mistaken in entering into the Transaction Documents as to any material relevant fact.

3.15	That the Transaction Documents constitute legal, valid and binding obligations of the parties thereto enforceable in accordance with their respective terms under the laws of any relevant jurisdiction other than Ireland insofar as opined on herein.

3.16	That the full and final versions of each of the Transaction Documents was presented to IR Ireland for execution.

Solvency and Insolvency

3.17	That:

(a)	IR Ireland is not, and on the UA Signing Date was not, unable to pay its debts within the meaning of Section 214 of the 1963 Act and Section 2 of the Companies (Amendment) Act 1990 or any analogous provisions under any applicable laws immediately after the execution and delivery of the Transaction Documents (or any of them);

(b)	IR Ireland will not as a consequence of doing any act or thing which any Transaction Document contemplates, permits or requires the relevant party to do, be unable to pay its debts within the meaning of such Sections or any analogous provision under any applicable laws;

(c)	no liquidator, receiver or examiner or other similar or analogous officer has been appointed in relation to IR Ireland or any of its assets or undertaking; and

(d)	no petition for the making of a winding-up order or the appointment of an examiner or any similar officer or any analogous procedure has been presented in relation to IR Ireland.

3.18	That, upon the opening of any insolvency proceedings pursuant to Council Regulation (EC) No. 1346/2000 (the “EU Insolvency Regulation”), IR Ireland will have its “centre of main interests” (as that term is used in Article 3(1) of the EU Insolvency Regulation) in Ireland being the jurisdiction in which IR Ireland has its registered office and will not have an “establishment” (being any place of operations where a company carried out a non-transitory economic activity with human means and goods) as defined in Article 2(h) of the EU Insolvency Regulation) outside Ireland.

Sections 60 and 31

3.19	IR Ireland is not, by entering into the Transaction Documents or performing its obligations thereunder, providing financial assistance in connection with a purchase or subscription of its shares which would be prohibited by Section 60 of the 1963 Act

3.20	That none of the transactions contemplated by the Transaction Documents are prohibited by virtue of Section 31 of the 1990 Act, which prohibits certain transactions between companies and their directors or persons connected with their directors.

Foreign Laws

3.21	That as a matter of all relevant laws (other than the laws of Ireland):

(a)	all consents, approvals, notices, filings, recordations, publications, registrations and other steps necessary or desirable to permit the execution, delivery (where relevant) and performance of the Transaction Documents or to perfect, protect or preserve any of the interests created by the Transaction Documents have been obtained, made or done, or will be obtained, made or done, within any relevant time period(s); and

(b)	the legal effect of the Transaction Documents, and the Transaction, and the creation of any interest the subject thereof will be (and, in the case of the Underwriting Agreement, were), upon execution and, where relevant, delivery of the Transaction Documents, effective.

Guarantees given in an intra-group context

3.22	That (for the purposes of our opinion at paragraph 2.7 (No consent, licence etc.)) the Issuer is a direct or indirect subsidiary of IR Ireland (as to which we refer to the Prospectus) and IR Ireland receives no monetary compensation for giving any Guarantees (none being disclosed on the face of the Transaction Documents).

4.	Qualifications

The opinions set out in this Opinion are subject to the following reservations:

General Matters

4.1	A determination or a certificate as to any matter provided for in the Transaction Documents may be held by an Irish court not to be final, conclusive or binding if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith.

4.2	Where a party to a Transaction Document is vested with a discretion or may determine a matter in its opinion, Irish law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

4.3	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Transaction Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.

4.4	No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this opinion in relation to any of the rights and obligations contained in the Transaction Documents.

4.5	No opinion is expressed on any deed or agreement envisaged by the Transaction Documents to be entered at a future date or any future action taken by a party under the Transaction Documents.

4.6	An Irish court may refuse to give effect to any undertaking contained in the Transaction Documents that one party would pay another party’s legal expenses and costs in respect of any action before the courts of Ireland particularly where such an action is unsuccessful.

Judgments

4.7	There is a possibility that an Irish court would hold that a judgment on the Transaction, whether given in an Irish court or elsewhere, would supersede the relevant agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

Due Diligence and Searches

4.8	We have not investigated the nature of or the title to property and assets the subject of the Transaction Documents or insurance, merger/competition, regulatory or environmental status or compliance nor have we considered any implications or perfection or other requirements arising in respect thereof. Other than the Searches, we have not conducted any other searches whatsoever. We have conducted no due diligence nor checked the regulatory status or compliance of IR Ireland or any of its affiliates or shareholders, or banks, or any other person. We have not conducted any due diligence on the status of any person, and in particular have not considered any due diligence on any of the Purchasers, or enquired or investigated as to whether they hold appropriate licenses or approvals.

Execution of Documents

4.9	We note the decision in the English case of R (on the application of Mercury Tax Ltd) v. Revenue and Customs Commissioners [2008] EWHC 2721. Although this decision will not be binding on the courts of Ireland it will be considered as persuasive authority. One of the decisions in that case would appear to indicate that a previously executed signature page from one document may not be transferred to another document, even where the documents in question are simply updated versions of the same document. Our Opinion is qualified by reference to the above referenced decision.

Sanctions

4.10	If a party to any Transaction Document or to any transfer of, or payment in respect of, the Transaction Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Transaction Documents or in respect of the relevant transfer or payment may be unenforceable or void.

Yours faithfully,

/s/ Arthur Cox
ARTHUR COX